SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 29, 2005; August 8, 2005

PEREGRINE SYSTEMS, INC.

(Exact name of the registrant as specified in its charter)

Delaware	000-22209	95-3773312
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

3611 VALLEY CENTRE DRIVE, SAN DIEGO, CA		92130
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (858) 481-5000

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2 below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 1.01.  Entry Into a Material Definitive Agreement

Amendments to Employment Arrangements of Named Executive Officers

On July 11, 2005, the Board of Directors approved increases to the 2006 fiscal year base salaries and target bonuses under the Company’s Management Incentive Compensation Plan (“MICP”) for John Mutch, Chief Executive Officer of the Company, and Kenneth Saunders, Chief Financial Officer of the Company.  For the 2006 fiscal year, Mr. Mutch’s and Mr. Saunders’ base salaries were set at $550,000 and $400,000, respectively.  Mr. Mutch’s and Mr. Saunders’ target MICP bonuses were set at $500,000 and $400,000, respectively, and are subject to the achievement of certain performance objectives as set forth in the MICP.

On August 4, 2005, the Board of Directors approved the issuance, effective August 8, 2005, of shares of restricted common stock, $.0001 par value, of the Company pursuant to the Company’s 2003 Equity Incentive Plan to the Company’s named executive officers as set forth below.  The shares of restricted stock will vest in three equal installments on August 8, 2006, 2007 and 2008, subject to earlier vesting in the event of a change in control.

Named Executive Officer	Number of Shares of Restricted Stock

Alan Kerr	25,000
Beth Martinko	20,000
John Mutch	150,000
Kenneth Saunders	60,000

Item 3.02. Unregistered Sales of Equity Securities

On August 8, 2005, the Company issued an aggregate of 468,500 shares of restricted common stock, $.0001 par value, of the Company pursuant to the Company’s 2003 Equity Incentive Plan to 19 of the Company’s employees in consideration for past services, for an aggregate value of $9,149,805. The shares were issued by the Company in reliance on Rule 506 of Regulation D, which is available for offers and sales to an unlimited number of accredited investors and to no more than 35 nonaccredited investors. The shares of restricted stock will vest in three equal installments on August 8, 2006, 2007 and 2008, subject to earlier vesting in the event of a change in control.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 19, 2005	PEREGRINE SYSTEMS, INC.

	By:	/s/ Kevin Courtois
Kevin Courtois
Senior Vice President, General Counsel and Secretary